UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 19, 2016

DERMIRA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36668	27-3267680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Middlefield Road, Suite 150
Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 421-7200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On September 19, 2016 (the “Effective Date”), Dermira, Inc. (“Dermira”) and Maruho Co., Ltd. (“Maruho”) entered into a license agreement (the “Agreement”) pursuant to which Dermira granted Maruho an exclusive license to develop and commercialize DRM04,  a topical anticholinergic product candidate currently being developed by Dermira for the treatment of primary axillary hyperhidrosis (excessive underarm sweating), in Japan. The Agreement includes the following terms, among others:

•                  Dermira will receive an initial license payment of $25 million within 15 business days following the Effective Date, and is eligible to receive potential additional payments totaling up to $70 million contingent on the achievement of milestones associated with submission and approval of a marketing application and certain sales thresholds, as well as royalty payments representing up to a low double-digit percentage of net product sales, in Japan;

•                  Maruho will develop and commercialize DRM04 in Japan, will be responsible for funding all development and commercial costs for the program in Japan and, until such time, if any, as Maruho elects to establish its own source of supply, Maruho will purchase product supply from Dermira for development and, if applicable, commercial purposes at cost;

•                  subject to certain conditions, (i) Maruho may sublicense the rights granted to it under the Agreement, (ii) either party may terminate the Agreement in the event of an uncured material breach by, or certain insolvency events of, the other party, (iii) Maruho may terminate the Agreement if (a) regulatory approval of DRM04 is not obtained by the end of 2027 or (b) the development results, product labeling or market dynamics do not justify further development or commercialization of the product, and (iv) Dermira may terminate the Agreement if its ownership of or rights in, or the validity, enforceability or scope of, any of its applicable intellectual property rights are contested or challenged by Maruho, its affiliates or its or their sublicensees or by any third party supported or assisted by these parties; and

•                  subject to earlier termination, the Agreement will remain in effect until the later of: (i) expiration or abandonment of the last valid claim of the applicable patent rights in Japan; (ii) expiration of any market exclusivity in Japan granted by the applicable regulatory authority; and (iii) a specified number of years following the date of the first commercial sale of DRM04 in Japan.

The Agreement is not subject to the existing Right of First Negotiation Agreement entered into between the parties in 2013, in connection with which Maruho also made an investment in Dermira. Maruho currently owns approximately 1.2 million shares of Dermira common stock, representing approximately 3.4% of Dermira’s total shares of common stock outstanding as of August 1, 2016.

The foregoing summary of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the Agreement, which will be filed as an exhibit to Dermira’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2016.

On September 20, 2016, Dermira issued a press release announcing its entry into the Agreement. The press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits

          (d) Exhibits.

Exhibit Number	Description of Exhibit
99.1	Press release dated September 20, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DERMIRA, INC.

Date: September 22, 2016	By:	/s/ Andrew L. Guggenhime
Andrew L. Guggenhime Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Press release dated September 20, 2016.